SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is entered into as of March 21, 2017, by and between Par Pacific Holdings, Inc. (the “Company”) and Christopher Micklas (“Officer”). The Company and Officer may hereinafter be referred to each individually as a “Party” and collectively as the “Parties.”

1.OFFICER’S SEPARATION. Officer’s last day of work with the Company and his employment termination date will be March 24, 2017 (the “Separation Date”). Effective as of March 21, 2017, Officer hereby resigns as an officer and/or member of the Board of Directors or Managers (the “Board”) of the Company or any subsidiary or affiliated entity of the Company, and effective as of the Separation Date, Officer hereby resigns as an employee of the Company or any subsidiary or affiliated entity of the Company. Officer agrees he shall execute all documents necessary to effect such resignations. After the Separation Date or March 21, 2017, as applicable, Officer shall not represent himself as being an officer, director or employee of the Company or any of its subsidiaries or affiliates or as a fiduciary of any such benefit plan for any purpose.
2.CONSIDERATION.  In consideration of the terms, representations, promises, waivers and releases contained in this Agreement, and Officer’s compliance with the terms of this Agreement, the Company will provide the Officer with the following payments and benefits:
a.    The Company shall pay to Officer all Accrued Amounts (as defined below), subject to payroll deductions and required withholdings, in accordance with the Company’s normal payroll schedule and pursuant to the Company’s policies. “Accrued Amounts” means any accrued but unpaid base salary through the Separation Date paid in accordance with normal payroll practices, unreimbursed business expenses incurred prior to the Separation Date paid in accordance with Company policies, and accrued but unused vacation time through the Separation Date due in accordance with Company plans and policies. With respect to reimbursement for business expenses incurred consistent with applicable Company policies prior to the Separation Date, Officer agrees that, within thirty (30) days following the Separation Date, Officer will submit his final expense reimbursement statement and required documentation reflecting all business expenses Officer incurred through the Separation Date, if any, for which Officer seeks reimbursement.
b.    Pursuant to the Par Pacific Holdings, Inc. Severance Plan for Senior Officers effective as of March 7, 2017 (the “Severance Plan”), the Company shall pay Officer (i) $355,000, comprising one (1) year’s base annual compensation in effect at the Separation Date, and (ii) $149,400, comprising the average annual bonus paid to Officer over the years prior to the Separation Date (collectively, the “Severance Benefits”); the Severance Benefits shall be made in installments payable over twelve (12) months following the Separation Date in accordance with the Company’s normal payroll practices; provided, however, that the first payment will not be paid until the first payroll date following the sixtieth (60th) day after the Separation Date, and the first payment will include all payments that otherwise would have been made within that period.
c.    Notwithstanding Section 9.1(d) of the Par Pacific Holdings, Inc. 2012 Long Term Incentive Plan, all shares of Company restricted stock and stock options previously awarded to the

Officer shall vest according to the terms of the applicable award agreements, in each case subject to customary tax withholding and otherwise subject to the terms of the Par Pacific Holdings, Inc. 2012 Long Term Incentive Plan.
d.    Officer will be entitled to receive vested amounts and accrued but unpaid contributions, if any, payable to Officer under the Company’s 401(k) plan in accordance with the terms of such plan and applicable law. Except as specifically set forth herein, Officer’s participation in all Company plans, including any and all equity and/or deferred compensation plans, shall remain subject to the terms and conditions of such plans as in effect from time to time.
Officer acknowledges and agrees that under the terms of this Agreement, he is receiving consideration beyond that which he would otherwise be entitled to and which, but for the mutual covenants set forth in this Agreement, the Company would not otherwise be obligated to provide.  Officer further agrees that the benefits provided hereunder are in addition to any wages and accrued but unused vacation earned through the Separation Date, and he is not entitled to any wages in lieu of notice. Except for any benefit, the right to which has vested, under the express terms of a written benefit plan of the Company, and the payments and benefits set forth herein, Officer is not entitled to any other payments or benefits of any kind based on any agreement, plan or practice of the Company. Officer understands and agrees that the Company shall neither make nor cause to be made any other payments to Officer, Officer’s beneficiaries or dependents, or otherwise on Officer’s behalf, except as specifically referenced herein.
3.REPRESENTATIONS.  Officer and the Company make the following representations, each of which is an important consideration to the other party’s willingness to enter into this Agreement:
a.    Officer understands and agrees that he has been advised to consult with an attorney of his choice concerning the legal consequences of this Agreement.  Officer hereby acknowledges that prior to signing this Agreement, he had the opportunity to consult, and did consult, with an attorney of his choosing regarding the effect of each and every provision of this Agreement.
b.    Officer acknowledges and agrees that he knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Agreement.
c.    Each of the Parties represent and warrant to the other that they have the capacity and authority to enter into this Agreement and be bound by its terms and that, when executed, this Agreement will constitute a valid and binding agreement of such Party enforceable against such Party in accordance with its terms.
4.OFFICER RELEASE OF CLAIMS. Officer shall execute the Agreement and General Release in the form attached as Schedule A to the Severance Plan.
5.SPECIAL AGE DISCRIMINATION AND ADEA WAIVER AND RELEASE NOTICE.  Officer acknowledges that the terms of this Agreement fully comply with the Older Workers’ Benefit Protection Act of 1990 and the Age Discrimination in Employment Act of 1967

(as amended, the “ADEA”). Officer understands and agrees that he is irrevocably waiving his rights under the ADEA and thus:
a.    Officer has been informed and understands and agrees that he has been given adequate time, up to period of at least twenty-one (21) calendar days, to consider this Agreement and whether to sign it. Officer further understands that he may use as much or all of this 21-day period as he wishes before signing, and represents that he has done so.
b.    Officer has been informed and understands and agrees that he may revoke this Agreement at any time during the seven (7) calendar days after it is signed and returned to the Company, in which case none of the provisions of this Agreement will have any effect.  Officer acknowledges and agrees that if he wishes to revoke this Agreement, he must do so in writing, and that such revocation must be signed by Officer and received by the General Counsel of the Company no later than the seventh (7th) day after Officer has signed this Agreement.  Officer acknowledges and agrees that any payments hereunder shall not be made before the expiration of this seven-day revocation period.
c.    Officer agrees that prior to signing this Agreement, he read and understood each and every provision of the document.
d.    Officer understands and agrees that he has been advised in this writing to consult with an attorney of his choice concerning the legal consequences of this Agreement, and Officer hereby acknowledges that prior to signing this Agreement he had the opportunity to consult, and did consult, with an attorney of his choosing regarding the effect of each and every provision hereof.
e.    Officer acknowledges and agrees that he knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Agreement.
f.    Officer understands that he is not waiving, releasing or otherwise discharging any claims under the ADEA that may arise after the date he signs this Agreement.
6.COVENANTS BY OFFICER.  In consideration, and as a condition, of the performance by the Company of its obligations described in this Agreement, Officer agrees as follows:
a.    All information relating to or used in the business and operations of the Company and its subsidiaries and corporate affiliates (including, without limitation, marketing methods and procedures, customer lists, lists of professionals referring customers to the Company and its subsidiaries and corporate affiliates, sources of supplies and materials and business systems and procedures), whether prepared, compiled, developed or obtained by Officer or by the Company or any of its subsidiaries or corporate affiliates before or during Officer’s employment with the Company or any of its subsidiaries or corporate affiliates, are and shall be confidential information and trade secrets (“Confidential Information”) and the exclusive property of the Company, its subsidiaries and corporate affiliates.

b.    All records of and materials relating to Confidential Information, whether in written form or in a form produced or stored by any electrical or mechanical means or process and whether prepared, compiled or obtained by Officer or by the Company or any of its subsidiaries or corporate affiliates before or during Officer’s employment with the Company or any of its subsidiaries or corporate affiliates, are and shall be the exclusive property of the Company or its subsidiaries or corporate affiliates, as the case may be.
c.    Except as the Company may expressly authorize or direct in writing, Officer shall not copy, reproduce, disclose or divulge to others, use or permit others to see any Confidential Information or any records of or materials relating to any Confidential Information. Officer further agrees that he shall not remove from the custody or control of the Company or its subsidiaries or corporate affiliates any records of or any materials relating to Confidential Information and that, to the extent he has any such records or materials in his possession, he shall deliver the same to the Company promptly following the Separation Date.
d.    Officer shall return to the Company all hard copy and electronic documents (and all copies thereof) and other property belonging to the Company, its subsidiaries and/or affiliates that Officer has in his possession at any time, including, but not limited to, files, notes, notebooks, correspondence, memoranda, agreements, drawings, records, business plans, forecasts, financial information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges, keys, and any materials of any kind that contain or embody any Confidential Information of the Company, its subsidiaries or affiliates (and all reproductions thereof in whole or in part). If Officer discovers after the Separation Date that he has retained any Confidential Information (including, but not limited to, Confidential Information contained in any electronic documents, unless retention has been permitted, in Officer’s possession or control), Officer agrees to immediately inform the Company of the nature and location of the Confidential Information that he has retained so that the Company may arrange to remove, recover, and/or collect such information.
7.COOPERATION.  Following the Separation Date, Officer shall reasonably and in good faith cooperate with the Company in connection with any investigation or review by the Company, its subsidiaries or corporate affiliates, or any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Officer was employed by the Company and in respect of which Officer has knowledge.
8.CONSULTING AGREEMENT. Officer agrees to execute and deliver to the Company a Consulting Agreement in form and substance reasonably acceptable to both parties and provide consulting services to the Company on the terms and conditions described in the Consulting Agreement. Officer shall be paid a consulting fee of $170 per hour during the term of the Consulting Agreement and be reimbursed by Company for reasonable travel expenses. The term of the Consulting Agreement shall commence on the Separation Date and run through and including June 30, 2017.
9.INDEMNIFICATION.  Subject to applicable law, the Company will provide indemnification to the Officer to the maximum extent permitted by the General Corporation Law of Delaware, the Company’s Bylaws and Certificate of Incorporation, including coverage, if applicable, under Officer’s Indemnification Agreement, and any directors and officers insurance policies, with such indemnification determined by the Board or any of its committees in good faith based on principles consistently applied (subject to such limited exceptions as the Board may approve in cases of hardship).
10.TAX MATTERS; SECTION 409A. The Company will withhold required federal, state and local taxes from any and all payments contemplated by this Agreement and make all tax reporting it determines it should make based on this Agreement. Other than the Company’s obligation and right to withhold federal, state and local taxes and to pay the employer portion of FICA and FUTA, Officer will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments previously made or contemplated by this Agreement (including, but not limited to, those imposed under Section 409A of the Internal Revenue Code of 1986 (as amended, the “Code”)). The amounts and benefits payable hereunder are intended to qualify for an exemption from, or alternatively to comply with, the provisions of Section 409A of the Code, and this Agreement shall be interpreted and construed consistently with such intent. In the event that the terms of this Agreement would subject Officer to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Officer shall cooperate to amend the terms hereof to avoid such 409A Penalties, to the extent possible; provided, however, that in no event shall the Company be responsible for any 409A Penalties.
11.GOVERNING LAW AND INTERPRETATION.  This Agreement, and all rights, duties, and remedies hereunder, shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without reference to its choice of law rules, except as preempted by federal law. The language of this Agreement shall be construed as a whole, according to its fair meaning, and shall not be construed strictly for or against either of the Parties. If this Agreement is submitted to arbitration, the arbitrator shall be bound by the governing law.
12.SUCCESSORS AND ASSIGNS.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Officer upon Officer’s death, and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Officer to receive any benefit or any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Officer’s right to compensation or other benefits will be null and void.
13.AMENDMENTS.  This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of the Company and Officer.
14.DESCRIPTIVE HEADINGS.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

15.COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Facsimile and .pdf signatures will suffice as original signatures.
16.NOTICES.  All notices hereunder shall be in writing and delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested:
If to the Company:
Par Pacific Holdings, Inc.
800 Gessner Road, Suite 875
Houston, TX 77024
Attn: General Counsel

If to the Officer: at the last residential address known by the Company.

17.ENTIRE AGREEMENT.  This Agreement and the Consulting Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements, and understandings of every kind and nature between the Parties hereto, and neither Party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement.
18.WAIVER OF BREACH.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
19.SEVERABILITY.  If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision; provided, however, that if the Company’s Release becomes or is so declared to be illegal, unenforceable, or void, the Company shall be relieved of its obligation to provide any of the consideration set forth in Section 2 of this Agreement.
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PAR PACIFIC HOLDINGS, INC.

By:/s/ William Pate
William Pate
Chief Executive Officer

CHRISTOPHER MICKLAS

By:/s/ Christopher Micklas
Christopher Micklas